Exhibit 99.1

PRESS RELEASE

Vornado Releases 2020 Environmental, Social,
& Governance Report
New York City | April 12, 2021
NEW YORK…..VORNADO REALTY TRUST (NYSE: VNO) announced today that it released its 2020 Environmental, Social, & Governance (“ESG”) report.
This report is the twelfth annual report which highlights Vornado’s industry-leading accomplishments in sustainability and provides key metrics on the Company’s ESG priorities. Vornado’s accomplishments in 2020 include top scores and an “A” designation for disclosure by the Global Real Estate Sustainability Benchmark (GRESB); being honored for the 11th consecutive year as a Leader in the Light by the National Association for Real Estate Investment Trusts (NAREIT); being recognized as an EPA ENERGY STAR Partner of the Year in 2020, with the Sustained Excellence distinction; earning the Viral Response Module distinction from Fitwel for its COVID-19 response; and receiving the 2020 Leadership Award from the United States Green Buildings Council (USGBC). Vornado is a signatory of the Task Force on Climate-related Financial Disclosures and has reported ESG data in accordance with the metrics codified by the Sustainability Accounting Standards Board (SASB). Our report, along with expanded information on Vornado’s ESG programs, can be found on the Company website located at www.vno.com.
Vornado Realty Trust is a fully-integrated equity real estate investment trust.

CONTACT

Thomas Sanelli
(212) 894-7000

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2020. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors. Currently, one of the most significant factors is the ongoing adverse effect of the COVID-19 pandemic on our business, financial condition, results of operations, cash flows, operating performance and the effect it has had and may continue to have on our tenants, the global, national, regional and local economies and financial markets and the real estate market in general. The extent of the impact of the COVID-19 pandemic will depend on future developments, including the duration of the pandemic, which are highly uncertain at this time but that impact could be material. Moreover, you are cautioned that the COVID-19 pandemic will heighten many of the risks identified in "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2020.
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